EXHIBIT 10.1

LICENSE, RELEASE AND SETTLEMENT AGREEMENT

This License, Release and Settlement Agreement (“Agreement”) is entered into as of the date of the last signature set forth below (the “Effective Date”), by Waiter.com, Inc., a California corporation (“Waiter.com”), on the one hand, and Waitr Holdings Inc., a Delaware corporation, and Waitr Inc., a Delaware corporation (collectively, “WAITR”), on the other hand. Waiter.com and WAITR are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Waiter.com owns U.S. Trademark Registration No. 2,372,884 for the WAITER.COM trademark (the “WAITER.COM Mark”).

WHEREAS, WAITR owns U.S. Trademark Registration No. 4,881,286 for the WAITR trademark (the “WAITR Mark”).

WHEREAS, on July 14, 2016, Waiter.com filed a lawsuit alleging infringement of the WAITER.COM Mark against WAITR, styled Waiter.com, Inc. v. Waitr Holdings Inc. and Waitr Inc., Civil Action No. 2:16-cv-01041, in the United States District Court for the Western District of Louisiana (the “Lawsuit”).

WHEREAS, WAITR answered the Lawsuit, denying any infringement or other wrongdoing and liability related to the WAITER.COM Mark, and asserted various affirmative defenses and counterclaims.

WHEREAS, following negotiations and without admitting any liability to the other or any wrongdoing by any Party, the Parties desire to resolve all of the claims and counterclaims asserted in the Lawsuit on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Incorporation of Recitals. The Recitals set forth above are incorporated into this Agreement.

2.Definitions. For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below:

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 1

O3325003.v1

(a)“WAITR Services” means the marketing, sale, or provision of any web-based or mobile app-based delivery, pick-up, carry-out, or dine-in services using the WAITR Mark.

(b)“WAITR Third Parties” means restaurants, businesses, retailers, distributors, partners, customers, end-users, independent contractor drivers, and any other parties that currently use, will use, or provide the WAITR Services.

3.License for WAITR’s Use of the WAITR Mark. Subject to WAITR’s full payment of the Settlement Payment, Waiter.com grants WAITR and WAITR Third Parties a fully paid-up, exclusive, worldwide, and irrevocable license to use the WAITR Mark for a period of twelve (12) months commencing from the Effective Date of this Agreement (the “Initial License Period”), with the following conditions and restrictions:

(a)During the Initial License Period, WAITR shall publish a statement on the waitrapp.com website and the WAITR mobile application that disclaims any association with Waiter.com.

(b)WAITR shall not provide food delivery services under the WAITR Mark from any restaurants in the states of California, Oregon, or Washington, except for: (i) those restaurants from which delivery services were already being provided under the WAITR Mark prior to the Effective Date of the Agreement; and (ii) any restaurant that is owned, operated or affiliated with a national chain restaurant company that has entered into an agreement with WAITR for delivery services prior to the Effective Date of the Agreement and is listed in the attached Exhibit A.

(c)WAITR shall not increase the number of restaurants offering pick-up or carry-out services under the WAITR Mark in the San Francisco Bay area, Los Angeles Metro area, Orange County Metro area, Portland Metro area, or Seattle Metro area. For avoidance of doubt, this restriction does not apply to: (i) grocery stores or liquor stores; and (ii) any restaurant that is owned, operated or affiliated with a national chain restaurant company that has entered into an agreement with WAITR for pick-up or carry-out services prior to the Effective Date of the Agreement and is listed in the attached Exhibit A.

(d)Waiter.com is making no representations and warranties with respect to the WAITR Mark, and WAITR is accepting this license from Waiter.com hereunder on an “as-is” basis and with all faults.

4.Option to Extend License Period. WAITR shall have an option (the “Option”), exercisable at WAITR’s sole discretion at any time during the period beginning on the Effective Date of this Agreement and ending on the date that is eleven (11) months after the Effective Date of this Agreement (the “Option Period”), to extend the license granted in Paragraph 3 of this Agreement (thus extending the Initial License Period) by an additional eight (8) months (i.e., a total of twenty (20) months from the Effective Date of this Agreement) (the “Extended License Period”). If WAITR elects to exercise the Option, WAITR shall, before the end of the Option Period: (i) deliver written notification to Waiter.com of WAITR’s intention to exercise the Option; and (ii) deliver payment to Waiter.com in the amount of eight hundred thousand dollars

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 2

O3325003.v1

($800,000.00) (the “Option Consideration”) by wire transfer to the account described in the wire instructions attached as Exhibit B.

5.WAITR’s Adoption of New Branding and Cessation of Use of the WAITR Mark. On or before the expiration of the Initial License Period or, if WAITR exercises the Option, on or before the expiration of the Extended License Period, WAITR shall: (i) adopt a new trademark or tradename (to replace the WAITR Mark) that does not include the “WAITR” name or the word “waiter” (the “New Branding”); and (ii) discontinue use of the WAITR Mark in connection with the WAITR Services. In connection with the New Branding, WAITR shall take the following actions with respect to the WAITR Services and the WAITR Mark:

(a)WAITR shall cause its counsel to file the appropriate paperwork with the USPTO to expressly abandon and effectuate the cancellation of the registration for the WAITR Mark (U.S. Trademark Registration No. 4,881,286).

(b)WAITR shall change the consumer-facing branding of the WAITR mobile application to reflect the New Branding in accordance with Apple’s and Android’s rules and regulations.

(c)WAITR shall relocate the WAITR Services that are accessible from the www.waitrapp.com website to a new domain name that does not incorporate the “WAITR” name or the word “waiter.” Thereafter, WAITR may continue to use the www.waitrapp.com website for an additional eighteen (18) months for the sole purposes of redirecting users to the new domain name and as the website for Waitr Holdings Inc. After the end of such 18-month period, WAITR will maintain the domain name registration for waitrapp.com but will discontinue the use of the domain name “waitrapp.com” for any purpose.

(d)WAITR shall cease use of the “WAITR” Mark on any goods, products, signs, displays, labels, brochures, advertisements, promotional material, menus, packages, articles of clothing, and other items (“WAITR Goods”) and shall take commercially reasonable steps to cause WAITR Third Parties to dispose of or remove any WAITR Goods from public view.

6.Use of WAITR Corporate Names. Notwithstanding the terms of Paragraph 5, nothing in this Agreement will require Waitr Inc. or Waitr Holdings Inc. to change its corporate name or its trading symbol “WTRH,” or require consideration to be paid to Waiter.com by WAITR to continue to use the corporate name of either Waitr Holdings Inc. or Waitr Inc. or Waitr Holdings Inc.’s trading symbol.

7.Future Trademark Applications. WAITR shall not apply for or seek to have any third party apply for any registration of the WAITR Mark or any mark that includes the “WAITR” name or the word “waiter” on any federal or state trademark registry.

8.WAITR Agreement Not to Challenge the WAITER.COM Mark. WAITR acknowledges that Waiter.com is the owner of U.S. Trademark Registration No. 2,372,884 for the “WAITER.COM” Mark and agrees not to contest Waiter.com’s ownership of the WAITER.COM Mark, nor the WAITER.COM Mark’s validity or incontestability.

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 3

O3325003.v1

9.Releases.

(a)Waiter.com hereby releases, acquits, and forever discharges WAITR, its subsidiaries, affiliates, directors, shareholders, officers, agents, employees, attorneys, and all persons acting in concert with it, and its and their successors and assigns, from any and all claims of whatever kind or nature, in law or in equity, whether known or unknown, anywhere in the world, that Waiter.com has against WAITR by reason of any matter, act, omission, cause or event whatever related to the Lawsuit, the WAITER.COM Mark, the WAITR Mark, or any use of the “WAITR” name that occurred prior to the Effective Date, excluding representations or obligations expressly included in this Agreement.

(b)WAITR hereby releases, acquits, and forever discharges Waiter.com, its subsidiaries, affiliates, directors, shareholders, officers, agents, employees, attorneys, and all persons acting in concert with it, and its and their successors and assigns, from any and all claims of whatever kind or nature, in law or in equity, whether known or unknown, anywhere in the world, that WAITR has against Waiter.com by reason of any matter, act, omission, cause or event whatever related to the Lawsuit, the WAITER.COM Mark, the WAITR Mark, or any use of the “WAITR” name that occurred prior to the Effective Date, excluding representations or obligations expressly included in this Agreement.

(c)The releases in this Agreement include an express, informed, knowing, and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs, and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. The Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule, or common law principle, in law or equity, relating to limitations on releases. Specifically, each Party hereby expressly waives any rights it may have under California Civil Code Section 1542 (or any other similar law in any jurisdiction) which provides that: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

10.Payments.

(a)In consideration of the settlement of all claims in the Lawsuit and the license granted in Paragraph 3 of this Agreement, and subject to the terms and conditions of this Agreement, WAITR agrees to deliver Waiter.com a payment of four million seven hundred thousand dollars and zero cents ($4,700,000.00) (the “Settlement Payment”), payable to Waiter.com no later than seven (7) business days after the Effective Date of this Agreement by wire transfer to the account described in the wire instructions attached as Exhibit B.

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 4

O3325003.v1

(b)In the event that WAITR elects to exercise the Option provided for in Paragraph 4 of this Agreement, WAITR shall, on or before the expiration of the Option Period: (i) deliver written notification to Waiter.com of WAITR’s intention to exercise the Option; and (ii) deliver the Option Consideration to Waiter.com by wire transfer to the account set forth in Exhibit B.

11.Dismissal of the Lawsuit. The Parties shall cause their respective counsel to execute and exchange the stipulated motion to dismiss in the form set forth in Exhibit C with the Parties’ signatures to this Agreement, and the Parties’ counsel shall hold the executed stipulated motion to dismiss in escrow. Within two (2) business days of receipt of the Settlement Payment by Waiter.com, the Parties shall cause their respective counsel to file the stipulated motion to dismiss with the Court, dismissing with prejudice all claims and counterclaims between the Parties in the Lawsuit. The Parties shall promptly proceed with any additional procedures needed to dismiss the Lawsuit with prejudice.

12.Confidentiality. The terms of this Agreement (“Settlement Terms”) shall be kept confidential, except that the Parties may disclose the Settlement Terms to their attorneys, financial advisors, and/or accountants, provided that they agree to maintain the confidentiality of the Settlement Terms. Nothing herein shall prevent the Parties from disclosing the Settlement Terms or this Agreement (i) in response to any statutory or regulatory requirement or any validly issued subpoena, legal process, court order, or investigative demand from a court or government entity of competent jurisdiction, or (ii) as may be required to comply with federal securities laws or the rules and regulations of The Nasdaq Stock Market, such as publicly filing a copy of this Agreement with the SEC. Nothing shall prevent either Party from stating publicly that the Parties have settled their dispute to their mutual satisfaction, without admitting liability or fault.

13.Mutual Non-Disparagement. Neither Party nor any of its representatives shall make any oral or written statement about the other Party or its representatives that is intended or reasonably likely to disparage the other Party or its representatives, or otherwise degrade the other Party’s reputation or the reputation of any of its representatives in the business or legal community, or in the online food delivery services industry.

14.General Representations and Warranties of the Parties. Waiter.com, on the one hand, and WAITR, on the other hand, each make the following representations, warranties, covenants, and acknowledgments to each other, as may be applicable, to induce the other Party to enter into this Agreement, and the Parties each acknowledge that the other Party is reasonably relying upon such representations, warranties, covenants, and acknowledgments as a material inducement to execution of this Agreement:

(a)Waiter.com and WAITR have not, individually or collectively, in whole or in part, sold, assigned, transferred, conveyed, or made any other disposition of any cause of action, claim, demand, right, obligation, interest, shares, or damages released or covered herein; and

(b)Waiter.com and WAITR each represent that they have the sole right and exclusive authority to execute this Agreement and to grant the releases and covenants of the full scope set forth herein, and to take all other actions required by this Agreement.

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 5

O3325003.v1

15.No Admissions. Neither agreement to the terms of this Agreement, nor the performance of any obligations hereunder, shall be deemed an admission by any Party of the validity of any claims of any other Party or of liability or fault by any Party or any admission that any Party has suffered any damages.

16.Non-Exclusive Remedies for Breach of License and Right to Cure. WAITR hereby agrees that in the event of any breach by WAITR of the terms of the license granted under this Agreement after the expiration of the Initial License Period or, if WAITR exercises the Option, after the expiration of the Extended License Period, Waiter.com shall, in addition to any and all other rights and remedies that may be available to Waiter.com as a result of such breach, be entitled to: (a) the entry of an immediate and permanent stipulated injunction correcting the breach (the “Stipulated Injunction”); and (b) liquidated damages in the amount of $2,500 per day for each day WAITR is in breach of the terms of the license (the “Liquidated Damages”). However, Waiter.com agrees that it shall not enforce its rights to obtain the Stipulated Injunction and Liquidated Damages, or institute legal action against WAITR for any alleged breach of this Agreement, without first giving written notice to WAITR of the alleged breach and providing WAITR with a period of no less than thirty (30) days to cure such alleged breach.

17.Notices. All communications or notices required or permitted under this Agreement will be in writing and shall be provided by electronic mail and hard copy delivered by a courier service such as UPS or Federal Express. Notice shall be provided as follows:

Notice to Waiter.com:

Craig D. Cohen, CEO

Waiter.com

442 Oakmead Parkway

Sunnyvale, CA 94085

Email: craig.cohen@waiter.com

With a copy to:

Michael J. Furbush

Dean Mead

420 South Orange Avenue, Suite 700

Orlando, FL 32801

Email: mfurbush@deanmead.com

Notice to WAITR:

Thomas C. Pritchard

General Counsel

214 Jefferson St., Suite 200

Lafayette, LA 70501

Email: thomas.pritchard@waitrapp.com

With a copy to:

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 6

O3325003.v1

Thomas C. Pritchard

Brewer & Pritchard, P.C.

800 Bering Dr., Suite 201A

Houston, TX 77057

Email: pritchard@bplaw.com

18.Successors and Assigns. This Agreement, including the benefits and obligations thereto, shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors, and assigns.

19.Authority and Acknowledgment. Each individual signing this Agreement on behalf of a corporation, partnership, proprietorship, association, limited liability company, or other organization hereby represents and warrants that he or she has read this entire Agreement, understands all of its terms and provisions, and has authority to enter into this Agreement on behalf of such corporation, partnership, proprietorship, association, limited liability company, or organization. Each individual signing this Agreement on his or her own behalf represents and warrants that he or she has read this entire Agreement, understands all of its terms and provisions, and has voluntarily entered into this Agreement.

20.No Third-Party Beneficiaries. Except for any express beneficiaries of this Agreement, no third party to this Agreement shall be entitled to enforce any provision hereof, nor may any third party hereto be entitled to rely upon any representation, warranty, covenant, acknowledgment, or any other provision hereof.

21.Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

22.Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant, and represent that (i) they are sophisticated Parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel, and (ii) they and their counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

23.Rules of Construction. The Parties have cooperated in the drafting and preparation of this Agreement; therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against any Party on that basis.

24.Readings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

25.Severability. The terms and provisions of this Agreement are severable, and should any term or provision hereof be declared or determined by any court, arbitrator or arbitration panel,

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 7

O3325003.v1

or other governmental body or organization to be void, voidable, or unenforceable under any applicable law, such void, voidable, or unenforceable term or provision shall not affect or invalidate any other term or provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though the void, voidable, or unenforceable term or provision were not a part of this Agreement. In addition, it is the intention and agreement of the Parties that all terms and conditions hereof be enforced to the fullest extent permitted by the law.

26.Taxes, Costs, Expenses, and Attorneys’ Fees. All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law. The Parties hereto shall bear their own respective costs, expenses, and attorneys’ fees incurred in connection with the Lawsuit and with the negotiation, preparation, execution, and performance of this Agreement.

27.No Withholding. Attached hereto as Exhibit D is Waiter.com’s completed IRS Form W-9.

28.Choice of Law and Mandatory Venue. This Agreement shall be interpreted, construed, and enforced in accordance with and governed by the laws of the State of Delaware without regard to choice of law or conflicts of law principles. All disputes that arise out of or relate to this Agreement, including but not limited to any proceeding to enforce this Agreement or for injuries or damages relating to its breach, shall be resolved exclusively in the federal courts for the Western District of Louisiana or the state courts situated in Lafayette Parish, State of Louisiana, which courts shall have mandatory and exclusive jurisdiction and venue.

29.Counterparts. This Agreement may be executed in counterparts, and facsimile or scanned signatures shall be deemed acceptable as if they were original.

30.Entire Agreement. Together with its Exhibits A, B, C, and D, this Agreement constitutes the entire Agreement between the Parties and contains all of the terms, covenants, conditions, and agreements between the Parties hereto concerning the subject matters treated herein. All prior negotiations, discussions, and understandings between the Parties are intended to be merged herein. Neither Party has relied upon any representation, promise, assurance, covenant, or agreement not included in the terms hereof in making the decision to enter into this Agreement. This Agreement may not be amended or supplemented except through a writing executed by both Parties.

[Remainder of this page intentionally left blank.]

[Signature page follows.]

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 8

O3325003.v1

IN WITNESS HEREOF, the Parties have executed this License, Release and Settlement Agreement as of the date of the last signature below.

WAITER.COM, INC.

By: /s/ Craig D. Cohen	Date: June 22, 2021
Name: Craig D. Cohen
Title: Chief Executive Officer

WAITR HOLDINGS INC.

By: /s/ Thomas C. Pritchard	Date: June 22, 2021
Name: Thomas C. Pritchard
Title: General Counsel

WAITR INC.

By: /s/ Thomas C. Pritchard	Date: June 22, 2021
Name: Thomas C. Pritchard
Title: General Counsel

LICENSE, RELEASE AND SETTLEMENT AGREEMENTPage 9

O3325003.v1

O3325003.v1